Exhibit 99.1

Contact:
Jenny Swanson
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute to Resume Purchasing Shares Under
Previously Approved Share Repurchase Plan

PHOENIX – February 10, 2009 – Universal Technical Institute, Inc. (NYSE: UTI), a leading provider of technical education training, announced today they will resume purchasing shares under a previously approved share repurchase plan.

On November 26, 2007 the Board of Directors authorized a share repurchase plan of up to $50 million of common stock in both open market and privately negotiated transactions, of which $20.5 million remains available. The company intends to reinstate controlled open market purchases of their common stock under this plan. The timing and actual number of shares purchased will depend on a variety of factors such as price, corporate and regulatory requirements and other prevailing market conditions. The authorization, as well as any purchases there under, may be limited or terminated at anytime without prior notice.

About Universal Technical Institute, Inc.
Universal Technical Institute, Inc. is a leading provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 19 dedicated training centers. Through its campus-based school system, Universal Technical Institute Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI), and NASCAR Technical Institute (NTI). We routinely post important information about us on our website at www.uti.edu under the “About Us – Investors – Information” captions.

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